Filed Pursuant to Rule 424(b)(3)

Registration No. 333-249178

PROSPECTUS

Sorrento Therapeutics, Inc.

1,831,073 Shares of Common Stock

This prospectus relates to the resale by the investors listed in the section of this prospectus entitled “Selling Stockholders,” or the Selling Stockholders, of up to 1,831,073 shares, or the Shares, of our common stock, par value $0.0001 per share, or Common Stock. Pursuant to that certain Agreement and Plan of Merger, dated as of August 20, 2020, by and among us, SP Merger Sub, Inc., SmartPharm Therapeutics, Inc., or SmartPharm, and John C. Thomas, Jr., as representative of the stockholders of SmartPharm, or the Merger Agreement, we issued to the Selling Stockholders 1,831,073 shares of Common Stock, which includes 77,593 shares issued to a SmartPharm debt holder in payoff of the applicable underlying SmartPharm debt as permitted by the Merger Agreement. We are registering the resale of 1,831,073 of the Shares as required by the Merger Agreement.

Our registration of the Shares covered by this prospectus does not mean that the Selling Stockholders will offer or sell any of the Shares. The Selling Stockholders may sell the Shares covered by this prospectus in a number of different ways and at varying prices. For additional information on the possible methods of sale that may be used by the Selling Stockholders, you should refer to the section of this prospectus entitled “Plan of Distribution” beginning on page 11 of this prospectus. We will not receive any of the proceeds from the Shares sold by the Selling Stockholders.

No underwriter or other person has been engaged to facilitate the sale of the Shares in this offering. The Selling Stockholders may be deemed underwriters of the Shares that they are offering pursuant to this prospectus. We will bear all costs, expenses and fees in connection with the registration of the Shares. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their respective sales of the Shares.

You should read this prospectus, any applicable prospectus supplement and any related free writing prospectus carefully before you invest.

Investing in our Common Stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained on page 4 of this prospectus, any applicable prospectus supplement and in any applicable free writing prospectuses, and under similar headings in the documents that are incorporated by reference into this prospectus.

Our Common Stock is currently listed on the Nasdaq Capital Market under the symbol “SRNE”. On October 7, 2020, the last reported sales price for our Common Stock was $11.58 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 8, 2020.

ABOUT THIS PROSPECTUS

You should rely only on the information we have provided or incorporated by reference into this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the Shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

The Selling Stockholders are offering the Shares only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the Shares in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the Shares and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the Shares offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, under which the Selling Stockholders may offer from time to time up to an aggregate of 1,831,073 shares of our Common Stock in one or more offerings. If required, each time a Selling Stockholder offers Common Stock, in addition to this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any applicable prospectus supplements, any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read both this prospectus, any prospectus supplement and any related free writing prospectus together with the additional information described below under “Important Information Incorporated by Reference”.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, any applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our Common Stock discussed under the heading “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus forms a part. Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Sorrento”, “the Company”, “we”, “us”, “our” or similar references mean Sorrento Therapeutics, Inc. together with its consolidated subsidiaries.

Sorrento Therapeutics, Inc.

Sorrento Therapeutics, Inc. (Nasdaq: SRNE), together with its subsidiaries, or collectively, Sorrento, the Company, we, us and our, is a clinical stage and commercial biopharma company focused on delivering innovative and clinically meaningful therapies to patients and their families, to address unmet medical needs.

At our core, we are antibody-centric and leverage our proprietary G-MAB™ library and targeted delivery modalities to generate the next generation of cancer therapeutics. Our fully human antibodies include PD-1, PD-L1, CD38, CD123, CD47, CTLA-4, c-MET, VEGFR2, CCR2 and CD137 among others. We also have programs assessing the use of our technologies and products in autoimmune, inflammatory and neurodegenerative diseases.

Our vision is to leverage these antibodies in conjunction with proprietary targeted delivery modalities to generate the next generation of cancer therapeutics. These modalities include proprietary chimeric antigen receptor T-cell therapy, or CAR-T, dimeric antigen receptor T-cell therapy, or DAR-T, antibody drug conjugates, or ADC, as well as bispecific antibody approaches. We acquired Sofusa®, a revolutionary drug delivery technology, in July 2018, which delivers biologics directly into the lymphatic system to potentially achieve improved efficacy and fewer adverse effects than standard parenteral immunotherapy. Additionally, our majority owned subsidiary, Scilex Holding Company, or Scilex Holding, acquired the assets of Semnur Pharmaceuticals, Inc., or Semnur in March 2019. Semnur’s SEMDEXATM (SP-102) compound has the potential to become the first Food and Drug Administration, or FDA, -approved epidural steroid product for the treatment of sciatica. In response to the global COVID-19 pandemic, we are developing potential coronavirus antiviral therapies and vaccines, including ACE-MABTM, COVIDTRAPTM, COVI-MABTM, COVI-GUARDTM, COVI-SHIELDTM and T-VIVA-19TM, and diagnostic test solutions, including COVI-TRACKTM and COVI-TRACETM.

With each of our clinical and pre-clinical programs, we aim to tailor our therapies to treat specific stages in the evolution of cancer, from elimination, to equilibrium and escape. In addition, our objective is to focus on tumors that are resistant to current treatments and where we can design focused trials based on a genetic signature or biomarker to ensure patients have the best chance of a durable and significant response. We have several immuno-oncology programs that are in or near to entering the clinic. These include cellular therapies, oncolytic viruses (SeprehvirTM, SeprehvecTM) and a palliative care program targeted to treat intractable cancer pain. Our cellular therapy programs focus on CAR-T and DAR-T for adoptive cellular immunotherapy to treat both solid and liquid tumors. We have reported early data from Phase I trials of our carcinoembryonic antigen, or CEA, -directed CAR-T program. We have treated five patients with stage 4, unresectable adenocarcinoma (four with pancreatic and one with colorectal cancer) and CEA-positive liver metastases with anti-CEA CAR-T. We successfully submitted an Investigational New Drug application, or IND, for anti-CD38 CAR-T for the treatment of refractory or relapsed multiple myeloma, or RRMM, and obtained clearance from the FDA and commenced a human clinical trial for this indication in early 2018. We have dosed five patients and are continuing the enrollment of additional patients.

Broadly speaking, we believe we are one of the world’s leading CAR-T and DAR-T companies today due to our investments in technology and infrastructure, which have enabled significant progress in developing our next-generation non-viral, “off-the-shelf” allogeneic CAR-T solutions. With “off-the-shelf” solutions, DAR-T therapy can truly become a drug product rather than a treatment procedure.

Outside of immuno-oncology programs, as part of our global aim to provide a wide range of therapeutic products to meet underserved markets, we have made investments in non-opioid pain management. These include resiniferatoxin, or RTX, which is a non-opioid-based toxin that specifically ablates nerves that conduct chronic and inflammatory pain signals while leaving other nerve functions intact and is being studied for chronic pain treatment. RTX has been granted orphan drug status for the treatment of intractable pain with end-stage cancer and two Phase I trials (intrathecal and epidural routes) in that indication are concluding. A Phase Ib trial studying tolerance and efficacy of RTX for the control of osteoarthritis knee pain was initiated in late 2018 and intermediate results have shown efficacy with no dose limiting toxicities. The osteoarthritis trial enrolled the last patient in the first quarter of 2020 and we expect to release clinical data by the end of 2020. Knee arthritis registrational trials are planned to start later in 2020 with a pivotal trial, pending meeting with the FDA and receiving clearance to proceed.

Also in this area, we have developed in-house and acquired proprietary technologies to responsibly develop next generation, branded pharmaceutical products to better manage patients’ medical conditions, maximize the quality of life of patients and enable healthcare providers to provide better patient care. The flagship product of our majority-owned subsidiary, Scilex Pharmaceuticals Inc., or Scilex Pharma, ZTlido® (lidocaine topical system) 1.8%, or ZTlido, is a next-generation lidocaine delivery system which was approved by the FDA for the treatment of postherpetic neuralgia, a severe neuropathic pain condition, in February 2018, and was commercially launched in October 2018. Scilex Pharma has now built a full commercial organization, which includes sales, marketing, market access and medical affairs. ZTlido® has demonstrated superior adhesion in comparative head-to-head studies as compared to Lidoderm and is manufactured by our Japanese partner in their state-of-the-art manufacturing facility.

Additionally, we are currently conducting preclinical development of multiple therapeutic, vaccine and diagnostic candidates for the potential treatment, prevention and detection of COVID-19 across our proprietary platforms, including natural killer cell therapies, neutralizing antibodies (COVI-GUARDTM and COVI-SHIELDTM) and soluble recombinant fusion protein traps (COVIDTRAPTM) to potentially inhibit the binding of SARS-CoV-2’s spike protein with host ACE2 receptors, thereby potentially preventing viral cell entry. SARS-CoV-2 is the virus that causes COVID-19.  We are also developing COVID-19 diagnostic products, including COVI-TRACKTM, for detecting the presence of antibodies against SARS-CoV-2 in patient blood samples, and COVI-TRACETM, for detecting the presence of SARS-CoV-2 in patient saliva samples.

For a complete description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020. For instructions on how to find copies of these documents, see “Where You Can Find More Information”.

On September 21, 2009, QuikByte Software, Inc., a Colorado corporation and shell company, or QuikByte, consummated its acquisition of Sorrento Therapeutics, Inc., a Delaware corporation and private concern, or STI, in a reverse merger, or the Merger. Pursuant to the Merger, all of the issued and outstanding shares of STI common stock were converted into an aggregate of 6,775,032 shares of QuikByte common stock and STI became a wholly owned subsidiary of QuikByte. The holders of QuikByte’s common stock immediately prior to the Merger held an aggregate of 2,228,333 shares of QuikByte’s common stock immediately following the Merger.

We were originally incorporated as San Diego Antibody Company in California in 2006 and were renamed “Sorrento Therapeutics, Inc.” and reincorporated in Delaware in 2009, prior to the Merger. QuikByte was originally incorporated in Colorado in 1989. Following the Merger, on December 4, 2009, QuikByte reincorporated under the laws of the State of Delaware, or the Reincorporation. Immediately following the Reincorporation, on December 4, 2009, we merged with and into QuikByte, the separate corporate existence of STI ceased and QuikByte continued as the surviving corporation, or the Roll-Up Merger. Pursuant to the certificate of merger filed in connection with the Roll-Up Merger, QuikByte’s name was changed from “QuikByte Software, Inc.” to “Sorrento Therapeutics, Inc.”

Risk Factors

An investment in shares of our Common Stock involves a high degree of risk. You should consider carefully the risk factors beginning on page 4 of this prospectus before investing in our Common Stock.

Use of Proceeds

Although we will incur expenses in connection with the registration of the Shares covered by this prospectus, we will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

Principal Executive Offices and Additional Information

Our principal executive offices are located at 4955 Directors Place, San Diego, CA 92121, and our telephone number at that address is (858) 203-4100. Our website is www.sorrentotherapeutics.com. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities. We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may obtain any of the documents filed by us with the SEC at no cost from the SEC’s website at http://www.sec.gov.

RISK FACTORS

Investing in shares of our Common Stock involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below, under “Risk Factors” in any applicable prospectus supplement and in our most recent Annual Report on Form 10-K, as amended, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement, before deciding whether to purchase any of the Common Stock being offered. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of shares of our Common Stock could decline due to any of these risks, and you may lose all or part of your investment.

We have and plan to continue to acquire assets, businesses and technologies and may fail to realize the anticipated benefits of the acquisitions, and acquisitions can be costly and dilutive.

We have and plan to continue to expand our assets, business and intellectual property portfolio through the acquisition of new assets, businesses and technologies.

For example, in November 2016, we acquired a majority of the outstanding capital stock of Scilex Pharma, which was contributed to our majority-owned subsidiary Scilex Holding in connection with the corporate reorganization of Scilex Holding and acquisition of Semnur by Scilex Holding in March 2019. These assets, together, constitute our Scilex segment. We also acquired Virttu in 2017 and Sofusa® assets, a revolutionary drug delivery technology, in July 2018, and we are in the process of integrating this company and technology with ours. We also acquired SmartPharm in September 2020, and are in the process of integrating this company and its technology with ours.

The success of any acquisition depends on, among other things, our ability to combine our business with the acquired business in a manner that does not materially disrupt existing relationships and that allows us to achieve development and operational synergies. If we are unable to achieve these objectives, the anticipated benefits of the acquisition may not be realized fully or at all or may take longer to realize than expected. In particular, the acquisition may not be accretive to our stock value or development pipeline in the near or long term.

It is possible that the integration process could result in the loss of key employees; the disruption of our ongoing business or the ongoing business of the acquired companies; or inconsistencies in standards, controls, procedures or policies that could adversely affect our ability to maintain relationships with third parties and employees or to achieve the anticipated benefits of the acquisition. Integration efforts between us and the acquired company will also divert management’s attention from our core business and other opportunities that could have been beneficial to our stockholders. An inability to realize the full extent of, or any of, the anticipated benefits of the acquisition, as well as any delays encountered in the integration process, could have an adverse effect on our business and results of operations, which may affect the value of the shares of our Common Stock after the completion of the acquisition. If we are unable to achieve these objectives, the anticipated benefits of the acquisition may not be realized fully or at all or may take longer to realize than expected. In particular, the acquisition may not be accretive to our stock value or development pipeline in the near or long term.

We expect to incur additional costs integrating the operations of any companies we acquire, higher development and regulatory costs, and personnel, which cannot be estimated accurately at this time. If the total costs of the integration of our companies and advancement of acquired product candidates and technologies exceed the anticipated benefits of the acquisition, our financial results could be adversely affected.

In addition, we may issue shares of our Common Stock or other equity-linked securities in connection with future acquisitions of businesses and technologies. Any such issuances of shares of our Common Stock could result in material dilution to our existing stockholders.

Future sales of our Common Stock, or the perception that such future sales may occur, may cause our stock price to decline.

Sales of a substantial number of shares of our Common Stock in the public market, or the perception that these sales could occur, including the immediate sales of the Shares by the Selling Stockholders, could cause the market price of our common stock to decline. A substantial majority of the outstanding shares of our Common Stock are, and the Shares offered by the Selling Stockholders will be, freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, about us and our subsidiaries. These forward-looking statements are intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, and can be identified by the use of forward-looking terminology such as “believes”, “expects”, “may”, “will”, “could”, “should”, “projects”, “plans”, “goal”, “targets”, “potential”, “estimates”, “pro forma”, “seeks”, “intends” or “anticipates” or the negative thereof or comparable terminology. Forward-looking statements include discussions of strategy, financial projections, guidance and estimates (including their underlying assumptions), statements regarding plans, objectives, expectations or consequences of various transactions, and statements about the future performance, operations, products and services of us and our subsidiaries. We caution our stockholders and other readers not to place undue reliance on such statements.

You should read this prospectus and the documents incorporated by reference completely and with the understanding that our actual future results may be materially different from what we currently expect. Our business and operations are and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the risk factors set forth in Part I - Item 1A, “Risk Factors”, in our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on March 3, 2020, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as filed with the SEC on May 11, 2020, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, as filed with the SEC on August 4, 2020, and elsewhere in the other documents incorporated by reference into this prospectus.

You should assume that the information appearing in this prospectus, any accompanying prospectus supplement, any related free writing prospectus and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All written or oral forward-looking statements attributable to us or any person acting on our behalf made after the date of this prospectus are expressly qualified in their entirety by the risk factors and cautionary statements contained in and incorporated by reference into this prospectus. Unless legally required, we do not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

We will receive no proceeds from the sale of the Shares by the Selling Stockholders.

The Selling Stockholders will pay any underwriting fees, discounts and commissions attributable to the sale of the Shares and any similar expenses they incur in disposing of the Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus. These may include, without limitation, all registration and filing fees, printing fees and fees and expenses of our counsel and accountants in connection with the registration of the Shares covered by this prospectus.

SELLING STOCKHOLDERS

Unless the context otherwise requires, as used in this prospectus, “Selling Stockholders” includes the selling stockholders listed below and donees, pledgees, permitted transferees or other successors-in-interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other non-sale related transfer.

We have prepared this prospectus to allow the Selling Stockholders or their successors, assignees or other permitted transferees to sell or otherwise dispose of, from time to time, up to 1,831,073 shares of our Common Stock. The Shares were issued to the Selling Stockholders pursuant to the Merger Agreement.

Pursuant to the Merger Agreement, we issued an aggregate of 1,831,073 shares of our Common Stock to the Selling Stockholders. The Shares were issued to the Selling Stockholders in reliance on the exemption from securities registration in Section 4(a)(2) under the Securities Act and Rule 506 promulgated thereunder.

The shares of Common Stock to be offered by the Selling Stockholders are “restricted” securities under applicable federal and state securities laws and are being registered under the Securities Act to give the Selling Stockholders the opportunity to sell these shares publicly. The registration of these shares does not require that any of the shares be offered or sold by the Selling Stockholders. Subject to these resale restrictions, the Selling Stockholders may from time to time offer and sell all or a portion of their shares indicated below in privately negotiated transactions or on the Nasdaq Capital Market or any other market on which our Common Stock may subsequently be listed or quoted.

The registered shares may be sold directly or through brokers or dealers, or in a distribution by one or more underwriters on a firm commitment or best effort basis. To the extent required, the names of any agent or broker-dealer and applicable commissions or discounts and any other required information with respect to any particular offering will be set forth in a prospectus supplement. See the section of this prospectus entitled “Plan of Distribution”. The Selling Stockholders and any agents or broker-dealers that participate with the Selling Stockholders in the distribution of registered shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the registered shares may be deemed to be underwriting commissions or discounts under the Securities Act.

No estimate can be given as to the amount or percentage of Common Stock that will be held by the Selling Stockholders after any sales made pursuant to this prospectus because the Selling Stockholders are not required to sell any of the Shares being registered under the registration statement of which this prospectus forms a part. The following table assumes that the Selling Stockholders will sell all of the Shares listed in this prospectus.

Unless otherwise indicated in the footnotes below, no Selling Stockholder has had any material relationship with us or any of our affiliates within the past three years other than as a security holder.

We have prepared this table based on written representations and information furnished to us by or on behalf of the Selling Stockholders. Since the date on which the Selling Stockholders provided this information, the Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of the shares of Common Stock in a transaction exempt from the registration requirements of the Securities Act. Unless otherwise indicated in the footnotes below, we believe that (1) none of the Selling Stockholders are broker-dealers or affiliates of broker-dealers, (2) no Selling Stockholder has direct or indirect agreements or understandings with any person to distribute their Shares, and (3) the Selling Stockholders have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. To the extent any Selling Stockholder identified below is, or is affiliated with, a broker-dealer, it could be deemed to be, under SEC Staff interpretations, an “underwriter” within the meaning of the Securities Act. Information about the Selling Stockholders may change over time. Any changed information will be set forth in supplements to this prospectus, if required.

The following table sets forth information with respect to the beneficial ownership of our Common Stock held, as of September 29, 2020, by the Selling Stockholders and the number of Shares being offered hereby and information with respect to shares to be beneficially owned by the Selling Stockholders after completion of this offering. The percentages in the following table reflect the shares beneficially owned by the Selling Stockholders as a percentage of the total number of shares of Common Stock outstanding as of September 29, 2020. As of such date, 261,737,622 shares of Common Stock were outstanding.

	Shares Beneficially Owned Prior to the Offering (1)		Maximum Number of Shares of Common Stock to be Offered Pursuant to this Prospectus	Shares Beneficially Owned After the Offering (1)(2)
Name	Number	Percentage		Number	Percentage
Alan M. Altman, MD	38,301	*	28,301	10,000	*
The Bruce I Greenberg Revocable Trust U/A DTD 08/08/2007	4,716	*	4,716 (3)	—	—
EBR Ventures, LLC	275,662	*	275,662 (4)	—	—
Daniel M. Carney	9,433	*	9,433	—	—
Dennis F. Ratner Revocable Declaration of Trust U/A DTD 05/04/2000	4,716	*	4,716 (5)	—	—
G Capital Investments, LLC	283,018	*	283,018 (6)	—	—
Gayla W. Carney	14,150	*	14,150	—	—
GMZ Investco, LLC	9,433	*	9,433 (7)	—	—
Hazel Holdings LP	9,433	*	9,433 (8)	—	—
Jeff & Nancy Baumann TBE	9,433	*	9,433	—	—
Kenneth Gordon Ganeaux	14,150	*	14,150	—	—
mimi5 LLLP	17,075	*	7,075 (9)	10,000	*
MMRB Investments LP	9,433	*	9,433 (10)	—	—
Puder Family Limited Partnership No. 1, Ltd.	23,584	*	23,584 (11)	—	—
Richard B. Comiter & Marilyn T. Comiter, as tenants by entireties	9,433	*	9,433	—	—
RSG Holdings Inc.	9,433	*	9,433 (12)	—	—
Scott Scherr	18,867	*	18,867	—	—
Vecchitto FLP Valori, LLC	18,867	*	18,867 (13)	—	—
Virginia E. Dadey	28,301	*	28,301	—	—
William D. Korenbaum & Kathy L. Korenbaum Ten by Ent	14,150	*	14,150	—	—
Ernesto R. Perez	9,433	*	9,433	—	—
JSL Kids Partners	4,811	*	4,811 (14)	—	—
John S. Lemak IRA	4,811	*	4,811(15)	—	—
Wildcat Investments, LLLP	283,018	*	283,018 (16)	—	—
Elliot M. Schnier Revocable Trust U/A DTD 12/08/2014	14,150	*	14,150 (17)	—	—
Gary Shendell and Jessica Shendell Tenants by Entirety	9,433	*	9,433	—	—
Timothy Alan Brauns #	101,271	*	101,271	—	—
Michael K. Mansour	50,736	*	50,736	—	—
John C. Thomas	36,337	*	20,199	16,138	*
Behfar DeGrazia Trust U/A dtd. 06/02/2020	20,199	*	20,199 (18)	—	—
Leon F. Hebert, Jr.	17,816	*	5,049	12,767	*
17 Shinnecock LLC	15,148	*	15,148 (19)	—	—
Iftikhar Ahmed	2,018	*	2,018	—	—

Mill Street Capital, LLC	20,199	*	20,199 (20)	—	—
JM Capital Partners, LLC	10,099	*	10,099 (21)	—	—
J. Morton Davis (22)	10,099	*	10,099	—	—
Jose M. Trevejo #	147,426	*	147,426	—	—
Jon Edward Mogford	12,225	*	12,225	—	—
Deborah Gorlin	101,001	*	101,001	—	—
Zachary Holmes Shriver	50,635	*	50,635	—	—
Clinical Truth Ventures	137,525	*	137,525 (23)	—	—

TOTAL	1,851,677	—	1,831,073	20,604	—

*	Less than 1%.
#	Currently an employee of ours or our affiliates.
(1)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to warrants, options and other convertible securities held by that person that are currently exercisable or exercisable within 60 days (of September 29, 2020) are deemed outstanding. Shares subject to warrants, options and other convertible securities, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Assumes that the Selling Stockholders dispose of all of the shares of Common Stock covered by this prospectus and do not acquire beneficial ownership of any additional shares. The registration of these shares does not necessarily mean that the Selling Stockholders will sell all or any portion of the shares covered by this prospectus.

(3)

Bruce Greenberg is the control person of The Bruce I Greenberg Revocable Trust U/A DTD 08/08/2007 and has dispositive power over the shares held by The Bruce I Greenberg Revocable Trust U/A DTD 08/08/2007.

(4)

Includes the 77,593 shares of Common Stock received by EBR Ventures, LLC in satisfaction of certain debt outstanding and payable by SmartPharm to EBR Ventures, LLC, as permitted by the Merger Agreement.  E. Burke Ross, Jr. is the control person of EBR Ventures, LLC and has dispositive power over the shares held by EBR Ventures, LLC.

(5)

Dennis F. Ratner is the control person of Dennis F. Ratner Revocable Declaration of Trust U/A DTD 05/04/2000 and has dispositive power over the shares held by Dennis F. Ratner Revocable Declaration of Trust U/A DTD 05/04/2000.

(6)	Peter C. Gerhard is the control person of G Capital Investments, LLC and has dispositive power over the shares held by G Capital Investments, LLC.
(7)	Gary Zentner is the control person of GMZ Investco, LLC and has dispositive power over the shares held by GMZ Investco, LLC.
(8)	Judd Zebersky is the control person of Hazel Holdings LP and has dispositive power over the shares held by Hazel Holdings LP.
(9)	Scot Hunter is the control person of mimi5 LLLP and has dispositive power over the shares held by mimi5 LLLP.
(10)	Bert Weidner is the control person of MMRB Investments LP and has dispositive power over the shares held by MMRB Investments LP.
(11)	Michael Puder is the control person of Puder Family Limited Partnership No. 1, Ltd. and has dispositive power over the shares held by Puder Family Limited Partnership No. 1, Ltd.
(12)	Robert Green is the control person of RSG Holdings Inc. and has dispositive power over the shares held by RSG Holdings Inc.
(13)	Stephen Vecchitto is the control person of Vecchitto FLP Valori, LLC and has dispositive power over the shares held by Vecchitto FLP Valori, LLC.
(14)

John S. Lemak is the control person of JSL Kids Partners and has dispositive power over the shares held by JSL Kids Partners. John S. Lemak is an affiliate of Axiom Capital Management, Inc., a registered broker-dealer. The shares offered by JSL Kids Partners were acquired in the ordinary course of business and, at the time of the acquisition of the shares, JSL Kids Partners had no agreements or understandings, directly or indirectly, with any person to distribute the shares.
(15)

John S. Lemak is the beneficial owner of John S. Lemak IRA, is the control person of John S. Lemak IRA and has dispositive power over the shares held by John S. Lemak IRA. John S. Lemak is an affiliate of Axiom Capital Management, Inc., a registered broker-dealer. The shares offered by John S. Lemak IRA were acquired in the ordinary course of business and, at the time of the acquisition of the shares, John S. Lemak IRA had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(16)	John Preston is the control person of Wildcat Investments, LLLP and has dispositive power over the shares held by Wildcat Investments, LLLP.
(17)	Elliot M. Schnier is the control person of Elliot M. Schnier Revocable Trust U/A DTD 12/08/2014 and has dispositive power over the shares held by Elliot M. Schnier Revocable Trust U/A DTD 12/08/2014.
(18)	Atta Behfar and Emily DeGrazia are the control persons of Behfar DeGrazia Trust U/A dtd. 06/02/2020 and have dispositive power over the shares held by Behfar DeGrazia Trust U/A dtd. 06/02/2020.
(19)	Alison D. Brown is the control person of 17 Shinnecock LLC and has dispositive power over the shares held by 17 Shinnecock LLC.
(20)	Richard A. Edlin is the control person of Mill Street Capital LLC and has dispositive power over the shares held by Mill Street Capital LLC.
(21)	Jim F. McBrayer is the control person of JM Capital Partners, LLC and has dispositive power over the shares held by JM Capital Partners, LLC.
(22)

J. Morton Davis is an affiliate of Network 1 Financial Securities, Inc., a registered broker-dealer. J. Morton Davis represented that he acquired the shares in the ordinary course of business and, at the time of the acquisition of the shares, had no agreements or understandings, directly or indirectly, with any person to distribute the shares.

(23)	Shannon Bryant Callahan is the control person of Clinical Truth Ventures and has dispositive power over the shares held by Clinical Truth Ventures.

Indemnification

Under the Merger Agreement, we have agreed to indemnify the Selling Stockholders, their affiliates and permitted transferees against certain losses, claims, damages, liabilities, settlement costs and expenses, including certain liabilities under the Securities Act and the Exchange Act.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock to permit the resale of these shares of Common Stock by the holders of the Shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the Selling Stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The Selling Stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting fees, discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. These sales may be effected in transactions, which may involve cross or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	in ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	in block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	in an exchange distribution in accordance with the rules of the applicable exchange;
•	in privately negotiated transactions;
•	in short sales;
•	through the distribution of the Common Stock by any Selling Stockholder to its partners, members or stockholders;
•	through one or more underwritten offerings on a firm commitment or best efforts basis;
•	in sales pursuant to Rule 144;
•	whereby broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;
•	in a combination of any such methods of sale; and
•	in any other method permitted pursuant to applicable law.

If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders may pledge or grant a security interest in some or all of the shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of Selling Stockholders to include the pledgee, transferee or other successors in interest as Selling Stockholders under this prospectus. The Selling Stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders, individually and not severally, and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares of Common Stock against certain liabilities, including liabilities arising under the Securities Act.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

The aggregate proceeds to the Selling Stockholders from the sale of the Common Stock offered will be the purchase price of the Common Stock less discounts or commissions, if any. The Selling Stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. There can be no assurance that any Selling Stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the Merger Agreement, estimated to be $102,168.77 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “Blue Sky” laws; provided, however, that a Selling Stockholder will pay all underwriting fees, discounts or commissions attributable to the sale of the Shares or any legal fees and expenses of counsel to the Selling Stockholder, if any. We will indemnify the Selling Stockholders against certain liabilities, including certain liabilities arising under the Securities Act or the Exchange Act. We may be indemnified by the Selling Stockholders against certain liabilities, including certain liabilities under the Securities Act or the Exchange Act, that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF CAPITAL STOCK

General Matters

As of September 29, 2020, our authorized capital stock consisted of 750,000,000 shares of Common Stock, $0.0001 par value per share, and 100,000,000 shares of preferred stock, $0.0001 par value per share. Our board of directors, or our Board, may establish the rights and preferences of the preferred stock from time to time. As of September 29, 2020, there were 261,737,622 shares of our Common Stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

Holders of our Common Stock are entitled to one vote per share. Our Restated Certificate of Incorporation, as amended, or our Certificate of Incorporation, does not provide for cumulative voting. Holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared by our Board out of legally available funds. However, the current policy of our Board is to retain earnings, if any, for our operations and potential expansion of our business. Upon liquidation, dissolution or winding-up, the holders of our Common Stock are entitled to share ratably in all of our assets which are legally available for distribution, after payment of or provision for all liabilities. The holders of our Common Stock have no preemptive, subscription, redemption or conversion rights.

Preferred Stock

As of the date of this prospectus, no shares of preferred stock are issued and outstanding. Our Certificate of Incorporation provides that our Board may by resolution, without further vote or action by the stockholders, establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. Once designated by our Board, each series of preferred stock will have specific financial and other terms that will be set forth in the applicable certificate of designation for the series. Prior to the issuance of shares of each series of preferred stock, our Board is required by the General Corporation Law of the State of Delaware, or the DGCL, and our Certificate of Incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions, including, but not limited to, some or all of the following:

(a) The distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except where otherwise provided by our Board in creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of our Board;

(b) The rate and manner of payment of dividends payable on shares of such series, including the dividend rate, date of declaration and payment, whether dividends shall be cumulative, and the conditions upon which and the date from which such dividends shall be cumulative;

(c) Whether shares of such series shall be redeemable, the time or times when, and the price or prices at which, shares of such series shall be redeemable, the redemption price, the terms and conditions of redemption, and the sinking fund provisions, if any, for the purchase or redemption of such shares;

(d) The amount payable on shares of such series and the rights of holders of such shares in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our Company;

(e) The rights, if any, of the holders of shares of such series to convert such shares into, or exchange such shares for, shares of Common Stock, other securities, or shares of any other class or series of preferred stock and the terms and conditions of such conversion or exchange;

(f) The voting rights, if any, and whether full or limited, of the shares of such series, which may include no voting rights, one vote per share, or such higher or lower number of votes per share as may be designated by our Board; and

(g) The preemptive or preferential rights, if any, of the holders of shares of such series to subscribe for, purchase, receive, or otherwise acquire any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures, notes, or any of our other securities, whether or not convertible into shares of our Common Stock.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, Bylaws and the DGCL

Certain provisions of our Certificate of Incorporation and our Amended and Restated Bylaws, or our Bylaws, which are summarized in the following paragraphs, may have the effect of discouraging potential acquisition proposals or tender offers or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our Certificate of Incorporation and Bylaws and Delaware law, as applicable, among other things:

•	provide our Board with the ability to alter our Bylaws without stockholder approval;
•	place limitations on the removal of directors; and
•	provide that vacancies on our Board may be filled by a majority of directors in office, although less than a quorum.

These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with our Board. These provisions may delay or prevent someone from acquiring or merging with us, which may cause the market price of our Common Stock to decline.

Blank Check Preferred. Our Board is authorized to create and issue from time to time, without stockholder approval, up to an aggregate of 100,000,000 shares of preferred stock in one or more series and to establish the number of shares of any series of preferred stock and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions of the shares of each series.

The authority to designate preferred stock may be used to issue a series of preferred stock, or rights to acquire preferred stock, that could dilute the interest of, or impair the voting power of, holders of the Common Stock or could also be used as a method of determining, delaying or preventing a change of control.

Advance Notice Bylaws. The Bylaws contain an advance notice procedure for stockholder proposals to be brought before any meeting of stockholders, including proposed nominations of persons for election to our Board. Stockholders at any meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our Bylaws do not give our Board the power to approve or disapprove of stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Choice of Forum. The Bylaws provide that, unless our Board consents to an alternative forum, the Court of Chancery in the State of Delaware will be the sole and exclusive forum for: (i) any derivative action or proceeding brought by or on our behalf; (ii) any direct action asserting a claim against us or any of our directors or officers pursuant to any of the provisions of the DGCL, our Certificate of Incorporation or our Bylaws; (iii) any action asserting a claim of breach of fiduciary duties owed by any of our directors, officers or other employees to our stockholders; or (iv) any action asserting a violation of Delaware decisional law relating to our internal affairs. This provision does not apply to (a) actions in which the Court of Chancery in the State of Delaware concludes that an indispensable party is not subject to the jurisdiction of Delaware courts, or (b) actions in which a federal court has assumed exclusive jurisdiction to a proceeding. This choice of forum provision is not intended to apply to any actions brought under the Securities Act or the Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the

Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. However, the Bylaws do not relieve us of our duties to comply with federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations. The Bylaws also provide that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and consented to this choice of forum provision.

This choice of forum provision in the Bylaws may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. In addition, stockholders who do bring a claim in the Court of Chancery in the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. Furthermore, the enforceability of similar choice of forum provisions in other companies’ governing documents has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable.

Interested Stockholder Transactions. We are subject to Section 203 of the DGCL, which prohibits “business combinations” between a publicly-held Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who is a beneficial owner of 15% or more of a Delaware corporation’s voting stock for a three-year period following the date that such stockholder became an interested stockholder, unless: (i) the transaction is approved by the board of directors before the date the interested stockholder attained that status; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; or (iii) on or after the date of the transaction, the transaction is approved by the board of directors and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. In general, the DGCL defines a business combination to include the following: (a) any merger or consolidation involving the corporation and the interested stockholder; (b) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (c) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (d) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (e) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Warrants

As of September 29, 2020, warrants to purchase 18,614,896 shares of Common Stock with a weighted-average exercise price of $3.52 per share were outstanding. All of our outstanding warrants are currently exercisable, except to the extent that certain of them may be subject to a blocker provision, which restricts the exercise of a warrant if, as a result of such exercise, the warrant holder, together with its affiliates and any other person whose beneficial ownership of Common Stock would be aggregated with the warrant holder’s for purposes of Section 13(d) of the Exchange Act, would beneficially own in excess of 4.99%, 9.99%, 19.99% or 19.9% of our then issued and outstanding shares of Common Stock (including the shares of Common Stock issuable upon such exercise), as such percentage ownership is determined in accordance with the terms of such warrant. All of our outstanding warrants contain provisions for the adjustment of the exercise price in the event of stock dividends, stock splits or similar transactions. In addition, certain of the warrants contain a “cashless exercise” feature that allows the holders thereof to exercise the warrants without a cash payment to us under certain circumstances.

Transfer Agent and Registrar

The Transfer Agent and Registrar for our Common Stock is Philadelphia Stock Transfer, Inc., 2320 Haverford Road, Suite 230, Ardmore, PA 19003.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the Common Stock offered by this prospectus, and any supplement thereto, will be passed upon for us by Paul Hastings LLP, Palo Alto, California.

EXPERTS

The financial statements and financial statement schedule as of December 31, 2019 and 2018, and for each of the three years in the period ended December 31, 2019, incorporated by reference in this prospectus from the Sorrento Therapeutics, Inc. and subsidiaries (the “Company”) Annual Report on Form 10-K, and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference herein (which reports (1) express an unqualified opinion on the consolidated financial statements and financial statement schedule and include an explanatory paragraph referring to the Company’s ability to continue as a going concern and (2) express an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting). Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the Common Stock being offered under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the shares of Common Stock being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Sorrento Therapeutics, Inc. The SEC’s Internet site can be found at http://www.sec.gov. Additional information with respect to us can be found on our website at www.sorrentotherapeutics.com. Any information contained on, or that can be accessed through, our website is not incorporated by reference into, nor is it in any way part of this prospectus and should not be relied upon in connection with making any decision with respect to an investment in our securities.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us pursuant to the provisions described in Item 15 of the registration statement of which this prospectus forms a part or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by our directors, officers or controlling persons in connection with the Common Stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this prospectus:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 3, 2020;

(b)	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, filed with the SEC on May 11, 2020;

(c)	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2020, filed with the SEC on August 4, 2020;
(d)

the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 from our definitive proxy statement on Schedule 14A, filed with the SEC on September 1, 2020;

(e)

Our Current Reports on Form 8-K filed with the SEC on January 27, 2020, February 11, 2020, February 27,2020, March 6, 2020, March 20, 2020, March 31, 2020, April 27, 2020, May 15, 2020, May 21, 2020, June 5, 2020, June 12, 2020 (other than information disclosed under Item 7.01 thereof), June 30, 2020, July 1, 2020, July 17, 2020, July 20, 2020, July 24, 2020, July 29, 2020, August 7, 2020, August 18, 2020, August 20, 2020, September 2, 2020, September 14, 2020, September 17, 2020, September 29, 2020, and October 2, 2020; and

(f)

The description of our Common Stock set forth in our Registration Statement on Form 8-A (File No. 001-36150), filed with the SEC on October 23, 2013, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the Common Stock made by this prospectus and such future filings will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

Sorrento Therapeutics, Inc.

4955 Directors Place

San Diego, CA 92121

Attn: Corporate Secretary

Phone: (858) 203-4100

SORRENTO THERAPEUTICS, INC.

1,831,073 SHARES OF COMMON STOCK

PROSPECTUS

October 8, 2020

Neither we nor the Selling Stockholders have authorized any dealer, salesperson or other person to give any information or to make any representations not contained in this prospectus or any prospectus supplement. You must not rely on any unauthorized information. This prospectus is not an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. The information in this prospectus is current as of the date of this prospectus. You should not assume that this prospectus is accurate as of any other date.